Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Contacts:	Gregg Piontek, VP & CFO
Newpark Resources, Inc.
281-362-6800

Ken Dennard, Managing Partner
Karen Roan, SVP
Dennard Rupp Gray & Lascar, LLC
713-529-6600

NEWPARK RESOURCES REPORTS 2012 FIRST QUARTER RESULTS

THE WOODLANDS, TX – April 26, 2012 – Newpark Resources, Inc. (NYSE: NR) today announced results for its first quarter ended March 31, 2012. Total revenues for the first quarter of 2012 were $262.3 million compared to $263.5 million for the fourth quarter 2011 and $202.7 million for the first quarter of 2011. Net income for the first quarter of 2012 was $15.6 million, or $0.16 per diluted share, compared to $21.9 million, or $0.22 per diluted share, for the fourth quarter of 2011, and $15.9 million, or $0.16 per diluted share, for the first quarter of 2011.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are pleased that revenue remained strong in the first quarter, however, we were disappointed by the profitability within our U.S. operations of the Fluids Systems and Engineering segment. North American drilling fluids revenues increased 30% from the first quarter of 2011, however, were down 2% sequentially due to deterioration in our mid-continent completion services and equipment rental business, reduced activity in certain dry gas regions in the U.S. and an early Spring break-up in Canada. Our Evolution® drilling fluid system continues its solid performance, generating revenues of $23 million in the first quarter. International drilling fluids revenues were flat sequentially but increased 22% from the first quarter of 2011, primarily reflecting our strategic entry into the Asia Pacific market in April of 2011. Our Mats and Integrated Services and our Environmental Services segments’ revenue grew 32% and 46%, respectively, from the first quarter of 2011, and also grew on a sequential basis.

“While drilling fluid revenues were strong, we did experience operating margin declines in the U.S., resulting from increased raw material costs, particularly barite, as we were unable to pass these cost increases along to our customers in a timely manner. In addition, due to the tightness in barite supply, we temporarily reduced our third party barite sales during the first quarter, further deteriorating operating margins. The period was also negatively impacted by a reduction in dry gas activity in certain regions of the U.S., weakness in our completions services and equipment rental business, and continued support costs associated with our ERP system implementation. We are taking actions to address these margin-related issues and remain focused on improving our profitability as we continue to build the foundation for solid revenue growth,” concluded Howes.

SEGMENT RESULTS

The Fluids Systems and Engineering segment generated revenues of $218.5 million in the first quarter of 2012 compared to $221.1 million in the fourth quarter of 2011 and $170.5 million in the first quarter of 2011. Segment operating income was $14.0 million (6.4% operating margin) in the first quarter of 2012, compared to $25.0 million in the fourth quarter of 2011 (11.3% operating margin) and $19.2 million (11.3% operating margin) in the first quarter of 2011.

The Mats and Integrated Services segment generated revenues of $30.5 million in the first quarter of 2012 compared to $29.4 million in the fourth quarter of 2011 and $23.1 million in the first quarter of 2011. Segment operating income was $14.3 million (47.0% operating margin) in the first quarter of 2012, compared to $11.7 million in the fourth quarter of 2011 (39.7% operating margin) and $11.8 million (51.1% operating margin) in the first quarter of 2011.

The Environmental Services segment generated revenues of $13.3 million in the first quarter of 2012 compared to $13.0 million in the fourth quarter of 2011 and $9.1 million in the first quarter of 2011. Segment operating income was $3.6 million (26.9% operating margin) in the first quarter of 2012, compared to $2.4 million in the fourth quarter of 2011 (18.1% operating margin) and $1.6 million (17.8 % operating margin) in the first quarter of 2011.

SHARE REPURCHASE PROGRAM

During the first quarter of 2012, the Company announced the approval of a $50 million share repurchase program. Following this announcement, the Company established a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 and repurchased $15 million of outstanding shares of Newpark common stock at an average cost of $8.06 per share, reducing common shares outstanding by approximately 1.9 million shares.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss first quarter 2012 results, which will be broadcast live over the Internet, on Friday, April 27, 2012 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9835 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through May 4, 2012 and may be accessed by dialing (303) 590-3030 and using pass code 4528279#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2011, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity in the Gulf of Mexico, our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, the impact of severe weather, particularly in the U.S. Gulf Coast, and our ability to execute our business strategy and make successful capital investments and business acquisitions. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.

Consolidated Statements of Operations

(Unaudited)	Three Monthes Ended
(In thousands, except per share data)	March 31, 2012	December 31, 2011	March 31, 2011
Revenues	$262,336	$263,514	$202,651
Cost of revenues	214,902	204,991	159,002
Selling, general and administrative expenses	21,313	23,902	15,818
Other operating income, net	(14)	580	(117)

Operating income	26,135	34,041	27,948
Foreign currency exchange (gain) loss	(230)	182	323
Interest expense, net	2,368	2,405	2,257

Income from operations before income taxes	23,997	31,454	25,368
Provision for income taxes	8,363	9,568	9,514

Net income	$15,634	$21,886	$15,854

Income per common share -basic:	$0.17	$0.24	$0.18
Income per common share -diluted:	$0.16	$0.22	$0.16

Calculation of Diluted EPS:
Net income	$15,634	$21,886	$15,854
Assumed conversion of Senior Notes	1,257	1,356	1,194

Adjusted net income	$16,891	$23,242	$17,048

Weighted average number of common shares outstanding-basic	90,473	90,454	89,621
Add: Dilutive effect of stock options and restricted stock awards	1,198	1,026	823
Dilutive effect of Senior Notes	15,682	15,682	15,682

Diluted weighted average number of common shares outstanding	107,353	107,162	106,126

Income per common share—diluted	$0.16	$0.22	$0.16

Newpark Resources, Inc.

Operating Segment Results

(Unaudited)	Three Months Ended
(In thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Revenues
Fluids systems and engineering	$218,496	$221,125	$170,467
Mats and integrated services	30,533	29,376	23,063
Environmental services	13,307	13,013	9,121

Total revenues	$262,336	$263,514	$202,651

Operating income (loss)
Fluids systems and engineering	$13,995	$25,044	$19,199
Mats and integrated services	14,339	11,655	11,784
Environmental services	3,575	2,351	1,620
Corporate office	(5,774)	(5,009)	(4,655)

Total operating income	$26,135	$34,041	$27,948

Segment operating margin
Fluids systems and engineering	6.4%	11.3%	11.3%
Mats and integrated services	47.0%	39.7%	51.1%
Environmental services	26.9%	18.1%	17.8%

Newpark Resources, Inc.

Consolidated Balance Sheets

(Unaudited)
(In thousands, except share data)	March 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$30,369	$25,247
Receivables, net	354,712	328,590
Inventories	189,285	175,929
Deferred tax asset	13,230	13,224
Prepaid expenses and other current assets	10,269	10,828

Total current assets	597,865	553,818
Property, plant and equipment, net	240,719	231,055
Goodwill	75,081	71,970
Other intangible assets, net	20,028	20,850
Other assets	8,793	9,144

Total assets	$942,486	$886,837

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$1,548	$2,232
Accounts payable	106,277	97,168
Accrued liabilities	44,800	47,443

Total current liabilities	152,625	146,843
Long-term debt, less current portion	225,874	189,876
Deferred tax liability	46,941	46,844
Other noncurrent liabilities	5,498	5,428

Total liabilities	430,938	388,991
Common stock, $0.01 par value, 200,000,000 shares authorized and 94,551,917 and 94,497,526 shares issued, respectively	946	945
Paid-in capital	478,771	477,204
Accumulated other comprehensive income	4,784	789
Retained earnings	50,617	34,983
Treasury stock, at cost; 3,726,258 and 2,803,987 shares, respectively	(23,570)	(16,075)

Total stockholders’ equity	511,548	497,846

Total liabilities and stockholders’ equity	$942,486	$886,837

Newpark Resources, Inc.

Consolidated Statements of Cash Flows

(Unaudited)	Three Months Ended March 31,
(In thousands)	2012	2011
Cash flows from operating activities:
Net income	$15,634	$15,854
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	8,018	6,430
Stock-based compensation expense	1,383	975
Provision for deferred income taxes	81	7,567
Net provision for doubtful accounts	414	(44)
Loss (gain) on sale of assets	244	(17)
Change in assets and liabilities:
Increase in receivables	(24,439)	(1,063)
(Increase) decrease in inventories	(12,144)	1,453
(Increase) decrease in other assets	(1,755)	285
Increase (decrease) in accounts payable	9,008	(3,895)
Decrease in accrued liabilities and other	(2,852)	(9,648)

Net cash (used in) provided by operating activities	(6,408)	17,897
Cash flows from investing activities:
Capital expenditures	(17,302)	(6,188)
Proceeds from sale of property, plant and equipment	8	66

Net cash used in investing activities	(17,294)	(6,122)
Cash flows from financing activities:
Borrowings on lines of credit	85,951	1,193
Payments on lines of credit	(50,632)	(2,332)
Proceeds from employee stock plans	234	87
Purchase of treasury stock	(7,598)	(95)
Other financing activities	10	9

Net cash provided by (used in) financing activities	27,965	(1,138)
Effect of exchange rate changes on cash	859	1,719

Net increase in cash and cash equivalents	5,122	12,356
Cash and cash equivalents at beginning of year	25,247	83,010

Cash and cash equivalents at end of year	$30,369	$95,366

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